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                                                                    EXHIBIT 5.1

                                 July 17, 1998


Arbor Software Corporation
1344 Crossman Avenue
Sunnyvale, California  94089


Gentlemen:

        We have acted as counsel to Arbor Software Corporation, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), for the registration of (i) $100,000,000 aggregate principal amount of the Company's 4-1/2% Convertible Subordinated Notes due 2005 (the "Notes") and (ii) 1,774,403 shares of common stock, $.001 par value per share (the "Common Stock"), of the Company which may be issued upon the conversion thereof, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price.

        We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Indenture under which the Notes were issued, the Restated Certificate of Incorporation of the Company and the Bylaws of the Company.

        Based upon the foregoing, we are of the opinion that as of the date hereof:

1. The Common Stock issuable upon conversion of the Notes has been validly authorized and reserved for issuance and, when duly issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, and, to our knowledge, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,



                                        /s/ Gunderson Dettmer Stough Villeneuve
                                            Franklin & Hachigian, LLP
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                                        GUNDERSON DETTMER STOUGH
                                        VILLENEUVE FRANKLIN & HACHIGIAN, LLP